Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On June 24, 2015, Civitas Solutions, Inc. (the “Company”) announced its decision to discontinue ARY services in the states of Florida, Indiana, Louisiana, North Carolina and Texas. On November 2, 2015, we entered into an asset purchase agreement to sell our ARY operations in the state of North Carolina. As consideration the buyer will assume the Company’s lease obligations and service delivery obligations in exchange for the assets of the business, excluding working capital items, and the Company will make a cash payment of $1.25 million to the buyer. This transaction was completed on December 1, 2015. In connection with the sale, the Company will record a loss of $1.25 million in the first quarter of fiscal 2016. In the other four states, the Company is working with its public partners to transition each child or adolescent into other provider programs by the end of the first quarter of fiscal 2016. The pro forma effect of the divestiture of the ARY operations in the five states is reflected in the Unaudited Pro Forma Condensed Consolidated Financial Information. The Company assessed the disposal group under the guidance of ASU 2014-08, “Discontinued Operations and Disclosures of Disposals of Components of an Entity” and concluded that the planned divestiture does not represent a “strategic shift,” and therefore will not be classified as discontinued operations.

The following Unaudited Pro Forma Condensed Consolidated Financial Information was prepared in accordance with GAAP and pursuant to U.S. Securities and Exchange Commission Regulation S-X Article 11, and present the pro forma results of operations of the Company, based upon the historical information, after giving effect to the divestiture of ARY operations in the five states and related adjustments described in the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine months ended June 30, 2015 and the fiscal year ended September 30, 2014 are presented as if the divestiture had occurred on October 1, 2013. The pro forma effect of the divestiture on the Condensed Consolidated Balance Sheet as of June 30, 2015 is immaterial; therefore, it has not been included in the following Unaudited Pro Forma Condensed Consolidated Financial Information.

The following Unaudited Pro Forma Condensed Consolidated Financial Information is presented for illustrative and informational purposes only and is not intended to represent or be indicative of the results of operations that would actually have been recorded if the divestiture of the ARY operations in Florida, Indiana, Louisiana, North Carolina and Texas had occurred during the periods presented. In addition, the Unaudited Pro Forma Condensed Consolidated Financial Information is not intended to represent the Company’s results of operations for any future date or period.

The unaudited pro forma financial information includes the adjustments deemed appropriate by the Company’s management for the fair presentation of the divestiture. An explanation of the adjustments is set forth under the Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

The unaudited pro forma financial information should be read in conjunction with the Company’s historical audited Consolidated Financial Statements for the years ended September 30, 2014, 2013 and 2012 included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014 and the unaudited Condensed Consolidated Financial Statements for the nine months ended June 30, 2015 and 2014 included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

Civitas Solutions, Inc

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Nine Months Ended June 30, 2015

($ in thousands except share and per share amounts)

	Reported Nine Months Ended June 30, 2015	(a) Pro Forma Adjustments		Pro Forma Nine Months Ended June 30, 2015
Net revenue	$1,015,764	$37,672		$978,092
Cost of revenue (exclusive of depreciation and amortization expense shown below)	786,024	30,095		755,929
Operating expenses:
General and administrative	119,452	4,920		114,532
Depreciation and amortization	64,278	9,311	(b)	54,967

Total operating expenses	183,730	14,231		169,499

Income (loss) from operations	46,010	(6,654)		52,664
Other income (expense):
Management fee of related party	(162)	—		(162)
Other expense, net	(333)	—		(333)
Extinguishment of debt	(17,058)	—		(17,058)
Interest expense	(28,868)	—		(28,868)

(Loss) income from continuing operations before income taxes	(411)	(6,654)		6,243
(Benefit) provision for income taxes	(185)	(2,995	)(d)	2,810

(Loss) income from continuing operations	$(226)	$(3,659)		$3,433

(Loss) income per common share, basic and diluted:
(Loss) income from continuing operations, basic and diluted	$(0.01)			$0.09

Weighted average number of common shares outstanding, basic	36,950,000			36,950,000
Weighted average number of common shares outstanding, diluted	36,950,000			37,046,897

Civitas Solutions, Inc

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Fiscal Year Ended September 30, 2014

($ in thousands except share and per share amounts)

	Reported Fiscal Year Ended September 30, 2014	(c) Pro Forma Adjustments		Pro Forma Fiscal Year Ended September 30, 2014
Net revenue	$1,255,838	$56,894		$1,198,944
Cost of revenue (exclusive of depreciation and amortization expense shown below)	983,043	46,902		936,141
Operating expenses:
General and administrative	145,041	7,931		137,110
Depreciation and amortization	67,488	1,915		65,573

Total operating expenses	212,529	9,846		202,683

Income from operations	60,266	146		60,120
Other income (expense):
Management fee of related party	(9,488)	—		(9,488)
Other expense, net	374	—		374
Extinguishment of debt	(14,699)	—		(14,699)
Interest expense	(69,349)	—		(69,349)

(Loss) income from continuing operations before income taxes	(32,896)	146		(33,042)
(Benefit) provision for income taxes	(11,463)	51	(d)	(11,514)

(Loss) income from continuing operations	$(21,433)	$95		$(21,528)

Loss per common share, basic and diluted:
Loss income from continuing operations, basic and diluted	$(0.84)			$(0.84)

Weighted average number of common shares outstanding, basic and diluted	25,538,493			25,538,493

Note to Unaudited Pro Forma Condensed Consolidated Financial Information

Pro Forma Adjustments

The following is a summary of the pro forma adjustments reflected in the Unaudited Pro Forma Condensed Consolidated Financial Information based on preliminary estimates, which may change as additional information is obtained:

a)	Represents the elimination of the historical financial results of ARY operations in Florida, Indiana, Louisiana, North Carolina and Texas for the nine months ended June 30, 2015.
b)	Pro forma adjustment includes the intangible asset impairment charge of $8.2 million related to the ARY operations in Florida, Indiana, Louisiana, North Carolina and Texas that was recorded in the nine months ended June 30, 2015.
c)	Represents the elimination of the historical financial results of ARY operations in Florida, Indiana, Louisiana, North Carolina and Texas for the fiscal year ended September 30, 2014.
d)	The tax effect of the pro forma adjustments was determined based on the Company’s effective tax rate for each respective period presented.

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